Exhibit 10.18

NON-EXECUTIVE CHAIRMAN AND CONSULTING AGREEMENT

This NON-EXECUTIVE CHAIRMAN AND CONSULTING AGREEMENT (this “Agreement”), dated as of May 27, 2022 is made and entered into by and between Cardio Diagnostics Inc. (the “Company”) and Warren Hosseinion (the “Consultant”). Where appropriate Company and Consultant will each be referred to as a “Party,” or collectively as the “Parties.

WITNESSETH:

WHEREAS, the Parties desire that Consultant serve as Chairman of the Company’s Board of Directors (the “Board”) and that Consultant provide consulting services to the Company on the terms set forth herein; and

WHEREAS, the parties desire to enter into this Agreement and to set forth their respective rights and obligations regarding the Consultant’s consulting arrangement and service as Chairman of the Board.

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.  Chairman of Board.

(a) The Company hereby retains the Consultant to serve as Chairman of the Board. The Consultant shall perform such duties and responsibilities as are normally related to such position, including but not limited to facilitating communications among the Company and the Board and executive management, and the Consultant hereby agrees to use his best efforts to provide such services (the “Chairman Services”). The Consultant shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Chairman Services, and the Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b)The Consultant may be employed by another company, may serve on other boards of directors or advisory boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate the Consultant’s obligations under this Agreement, including but not limited to Sections 6 and 8, or the Consultant’s fiduciary obligations to the Company’s stockholders.

2.Term. The Consultant’s services hereunder shall be effective as of the date of the closing of the merger (the “Merger”) provided for in the Merger Agreement and Plan of Reorganization made and entered into as of May 27, 2022 by and among the Company, Meeshanthini Dogan, as representative of the shareholders of the Company, Mana Capital Acquisition Corp., a Delaware corporation and Mana Merger Sub Inc., a Delaware corporation (the “Effective Date”). This Agreement shall continue for a period of five (5) years from the Effective Date and shall continue thereafter for as long as Director is elected as a member of the Board of Directors by the shareholders of the Company. It may be renewed for a successive one-year term upon termination.

3.Consulting.

(a) On the Effective Date, the Company agrees to retain the Consultant as a senior level consultant to provide the services described herein from the Effective Date until the fifth anniversary of the Effective Date (the “Consulting Period”).

(b)The Consultant shall provide the following consulting services to the Company (the “Consulting Services”):

(i)	Assist management in developing the Company’s strategy and business plan for presentation to and approval by the Board;

(ii)	Assist management in identifying business opportunities for the Company;

(iii)	Assist management in identifying strategic relationships and further developing the Company’s brand; and

(iv)	Such services as may reasonably be requested by the Company’s Chief Executive Officer or Board from time to time.

(c) The Consulting Services will be performed at such times as are reasonably requested by the Company after reasonable consultation with the Consultant. The Consultant shall provide the Consulting Services in such location as may be reasonable and convenient to the Consultant; provided that the Consultant may be required to travel in connection with his performance of the Consulting Services as reasonably requested by the Company.

4. Compensation. The Consultant shall, as of the Effective Date, be entitled to receive the following from the Company:

(a) As a fee for Consulting Services Three HundredThousand Dollars per ($300,000) per year payable in monthly installments of Twenty-Five Thousand Dollars $25,000 (“Consultant Compensation”).

(b) Consultant shall be entitled to any equity compensation otherwise payable to Board members in connection with their service on the Board. To the extent that any termination of services occurs mid-calendar quarter, said Chairman Compensation shall be prorated for that calendar quarter.

(c) All reasonable and necessary business expenses incurred by the Consultant in the performance of the Consulting Services and Chairman Services shall be promptly reimbursed by the Company in accordance with the Company’s standard expense reimbursement policies.

5. Status. The Consultant acknowledges and agrees that his status at all times during the Consulting Period shall be that of an independent contractor. This Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between the Consultant and the Company for any purpose, other than as set forth in this Agreement. Neither party has authority (and shall not hold himself or itself as having authority) to bind the other party. Neither party shall make any agreements or representations on the other party’s behalf without the other party’s prior written consent. Subject to the foregoing, the Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on Consultant’s behalf.

6.Non-Competition & Non-Solicitation Restrictions. During the Consulting Period or for so long as Consultant Serves as the Chairman of the Board, the Consultant shall not, directly or indirectly, do any of the following:

(a)	engage in any activities, whether as an employer, partner, director, officer, employee, agent, independent contractor, consultant, salesperson, or any other capacity in competition with the Company within the contiguous United States; or

(b)	solicit or attempt to solicit any employee, independent contractor, director, agent or other service provider of the Company or of any of its divisions, subsidiaries or affiliates to terminate his, her or its relationship with the Company or such affiliate.

For purposes hereof, “affiliate” shall mean any entity which, directly or indirectly, controls or is controlled by, or is under common control with the Company.

7. Non-Disparagement. The Consultant agrees and covenants that the Consultant will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, directors, and existing and prospective clients, customers, suppliers, investors and other associated third parties. This Section 7 does not, in any way, restrict or impede the Consultant from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Consultant shall promptly provide written notice of any such order to the Company. The Company agrees and covenants that it shall direct its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Consultant.

8. Confidentiality.

(a)Without the express written consent of the Company, the Consultant shall not at any time (either during or after the termination of the Consulting Services) use (other than for the benefit of the Company) or disclose to any other business entity proprietary or confidential information concerning the Company, any of their affiliates, or any of its officers. The Consultant shall not disclose any of the Company’s or the Company’s affiliates’ trade secrets or inventions of which Consultant has gained knowledge during his employment with the Company. This paragraph shall not apply to any such information that: (1) the Consultant is required to disclose by law; (2) has been otherwise disseminated, disclosed, or made available to the public, provided that, such disclosure is through no direct or indirect fault of the Consultant or person(s) acting on the Consultant’s behalf; or (3) was obtained after his employment with the Company ended and from some source other than the Company, which source was under no obligation of confidentiality.

(b)Confidentiality and Use of Director Information. The Consultant agrees to sign and abide by the Company’s Director Proprietary Information Agreement attached hereto as Exhibit A (the “Director Proprietary Information Agreement”).   The Consultant explicitly consents to the Company holding and processing both electronically and manually the information that he or she provides to the Company or the data that the Company collects which relates to the Consultant or the purpose of the administration, management and compliance purposes, including but not limited to the Company’s disclosure of any and all information provided by the Consultant in the Company’s proxy statements, annual reports or other securities filings or reports pursuant to federal or state securities laws or regulations, and the Consultant agrees to promptly notify the Company of any misstatement of a material fact regarding the Consultant , and of the omission of any material fact necessary to make the statements contained in such documents regarding the Consultant not misleading.

9.Effect of Breach by Consultant. The Consultant agrees that a breach of any obligation in Sections 6, 7, or 8, the Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to a temporary or permanent injunction or other equitable relief restraining such breach or a threatened breach and to specific performance of such provisions, and the Consultant hereby consents to the issuance of such injunction and to the ordering of specific performance or other equitable relief, without the necessity of showing any actual damages, and without the requirement of the Company to post any bond or other security.

10. Termination of Consulting Services. This Agreement shall terminate upon the following circumstances:

(a)	Termination Without Cause. Both the Consultant and the Company may terminate the Consulting Services under this Agreement at any time for any reason, no reason, or without cause by providing at least sixty (60) days prior written notice to the other and subject to the provisions of this Agreement.

(b)	Termination for Cause. This Agreement may be terminated at any time by the Company for Cause. “Cause” for this purpose shall mean and be strictly limited to the following:

(i)	Consultant’s willful failure to perform the Consultant’s duties (other than any such failure resulting from Disability as defined herein);
(ii)	Consultant’s willful failure to comply with any valid and legal directive of the Board;
(iii)	Commission of any material act of fraud or dishonesty by the Consultant against the Company or its affiliates;
(iv)	Consultant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
(v)	Consultant’s embezzlement, misappropriation, or fraud, whether or not related to the Consultant’s employment with or engagement by the Company;

	(vi)	Consultant’s material violation of the Company’s written policies or codes of conduct, including but not limited to written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or
	(vii)	Any material breach of any provision of this Agreement, which the Consultant fails to cure within fifteen (15) days of the Consultant’s receipt of written notice thereof.
(c)	Termination Upon Death/Disability. This Agreement may be terminated by the Company upon the Consultant’s death or Disability. “Disability” shall mean Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company.

(d)	Effect of Termination.

(i)	If the Consultant’s services are terminated by the Company for Cause, or if the Consultant resigns, the Company shall pay the Consultant’s compensation only through the last day of the period during which the Consultant is employed by the Company and, except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, the Company shall have no further obligation to Employee.

(ii)	If the Consultant’s services are terminated by the Company other than for Cause, including any discharge without Cause, liquidation or dissolution of the Company, or a termination caused by death or Disability, the Company will pay the Consultant (or his estate) the Consulting Fees equal to two (2) times the annual Consulting Compensation, within 60 days, in one lump sum, and any expenses owing for periods prior to and including the date of termination of the Consulting Services.

(iii)	For the avoidance of doubt, the termination of the Consulting Services hereunder shall in no way effect the Consultant’s Chairman Services, provided that the Consultant remains eligible to serve as Chairman or a Director of the Board pursuant to Section 2.

(e)	Effect of Termination of Board Service. Notwithstanding anything contained in this Agreement, if the Consultant is not reappointed to a position on the Board, such event will not act as a termination or breach of the Consulting Agreement by the Company.

11. Assignability. The Consultant may not assign or transfer this Agreement or any of the Consultant’s rights, duties or obligations hereunder. The Company may assign this Agreement to any person or entity acquiring all or substantially all of the assets (by merger or otherwise) of the Company so long as such person, entity or affiliate assumes the Company’s obligations hereunder.

12.Severability. If any one or more of the provisions of this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions and other application thereof shall not in any way be affected or impaired.

13. Applicable Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois applicable to contracts made and to be performed entirely therein, without giving effect to its conflicts of laws principles or rules, to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the prevailing party shall be entitled to its or his reasonable sum as and for his attorneys’ fees in such proceeding.

14. Cooperation. The parties agree that certain matters in which the Consultant will be involved in related to this Agreement and during the Consulting Period may necessitate the Consultant’s cooperation in the future. Accordingly, following the execution of this Agreement and the termination of the Consulting Services for any reason, to the extent reasonably requested by the Board, the Consultant shall cooperate with the Company in connection with matters arising out of the Agreement and the Consulting Services; provided that, the Company shall make reasonable efforts to minimize disruption of the Consultant’s other activities. The Company shall reimburse the Consultant for reasonable expenses incurred in connection with such cooperation and shall pay the Consultant a mutually agreed upon reasonable hourly fee in connection with activities which are performed by Consultant hereunder.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same Agreement. One or more counterparts of this Agreement may be delivered by facsimile or photographic copy of the signed counterpart, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

16.Notices. All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery or facsimile transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective two (2) days after the date of mailing, addressed as follows:

To Company:	Cardio Diagnostics, Inc. Attn: Meeshanthini Dogan 400 N Aberdeen St, Suite 900, Chicago, Illinois 60642

or such other person or address as designated in writing to the Consultant

To Consultant:	Warren Hosseinion 1340 Sierra Madre Villa Ave. Pasadena, CA 91107

17.Waiver, Modification, and Interpretation. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Consultant and an appropriate officer of the Company empowered to sign the same by the Board. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior to subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Illinois. Except as provided in, any action brought to enforce or interpret this Agreement shall be maintained exclusively in the state and federal courts located in Chicago, Illinois.

18. Interpretation. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto on the basis that such party was the draftsman of such provision; and no presumption or burden of proof shall arise disfavoring or favoring any party by virtue of the authorship of any of the provisions of this Agreement.

19. Invalidity of Provisions. If a court of competent jurisdiction shall declare that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, and if the rights and obligations of the Parties to this Agreement will not be materially and adversely affected thereby, in lieu of such illegal, invalid, or unenforceable provision the court may add as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible. If such court cannot so substitute or declines to so substitute for such invalid, illegal, or unenforceable provision, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will remain in full force and effect and not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The covenants contained in this Agreement shall each be construed to be a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Consultant against the Company, predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of said covenants.

20. Entire Agreement; Amendment. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the Consultant’s retirement and engaging the Consultant as a consultant to the Company on the Effective Date. This Agreement may not be changed or amended orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

[Signatures contained on following page.]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

CARDIO DIANOSTICS INC.

By:	/s/ Meeshanthini Dogan
Name:	Meeshanthini Dogan
Title:	Chief Executive Officer

By:	/s/ Warren Hosseinion
Name:	Warren Hosseinion

Exhibit A

DIRECTOR PROPRIETARY INFORMATION AGREEMENT

(Attached separately)

DIRECTOR PROPRIETARY INFORMATION AGREEMENT

THIS DIRECTOR PROPRIETARY INFORMATION AGREEMENT (the “Agreement”) is made effective as of May 27, 2022, by and between CARDIO DIAGNOSTICS, INC., a Delaware corporation (“Cardio”), and Warren Hosseinion (the “Director”).

WHEREAS, the Director has agreed to serve on the Board of Directors of Cardio (the “Board”);

WHEREAS, the parties desire to assure the confidential status of the information which may be disclosed by Cardio to the Director in connection with the Director serving on the Board; and

NOW THEREFORE, in reliance upon and in consideration of the following undertaking, the parties agree as follows:

1. Subject to the limitations set forth in Paragraph 2, all information disclosed by Cardio to the Director shall be deemed to be “Proprietary Information.”  In particular, Proprietary Information shall be deemed to include any information, process, technique, algorithm, program, design, drawing, formula or test data relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to Cardio, any of its affiliates or subsidiaries, present or future products, sales, suppliers, customers, employees, investors, or business of Cardio or any of its affiliates or subsidiaries, whether or oral, written, graphic or electronic form.

2. The term “Proprietary Information” shall not be deemed to include the following information: (i) information which is now, or hereafter becomes, through no breach of this Agreement on the part of the Director, generally known or available to the public; (ii) is known by the Director at the time of receiving such information; (iii) is hereafter furnished to the Director by a third party, as a matter of right and without restriction on disclosure; or (iv) is the subject of a written permission to disclose provided by Cardio.

3. The Director shall maintain in trust and confidence and not disclose to any third party or use for any unauthorized purpose any Proprietary Information received from Cardio.  The Director may use such Proprietary Information only to the extent required to accomplish the purposes of his position at Cardio.  The Director shall not use Proprietary Information for any purpose or in any manner which would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States.  No other rights of licenses to trademarks, inventions, copyrights, or patents are implied or granted under this Agreement.

4. Proprietary Information supplied shall not be reproduced in any form except as required to accomplish the intent of this Agreement.

5. The Director represents, warrants and covenants that he shall protect the Proprietary Information received with at least the same degree of care used to protect his or her own Proprietary Information from unauthorized use or disclosure.

6. All Proprietary Information (including all copies thereof) shall remain in the property of Cardio, and shall be returned to Cardio (or destroyed) after the Director's need for it has expired, or upon request of Cardio, and in any event, upon the expiration or termination of that certain Board of Directors Agreement, of even date herewith, between Cardio and the Director (the “Director Agreement”).

7. Notwithstanding any other provision of this Agreement, disclosure of Proprietary Information shall not be precluded if such disclosure:

(a) is in response to a valid order, including a subpoena, of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that to the extent reasonably feasible, the Director shall first have given Cardio notice of the Director’s receipt of such order and Cardio shall have had an opportunity to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purpose for which the order was issued;

(b)   is otherwise required by law; or

(c)   is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

8. This Agreement shall continue in full force and effect during the term of the Director Agreement.  This Agreement may be terminated at any time thereafter upon thirty (30) days written notice to the other party.  The termination of this Agreement shall not relieve the Director of the obligations imposed by Paragraphs 3, 4, 5 and 11 of this Agreement with respect to Proprietary information disclosed prior to the effective date of such termination and the provisions of these Paragraphs shall survive the termination of this Agreement indefinitely with respect to Proprietary Information that constitutes “trade secrets” and for a period of eighteen (18) months from the date of such termination with respect to other Proprietary Information.

9.      This Agreement shall be governed by the laws of the State of Delaware as those laws are applied to contracts entered into and to be performed entirely in Delaware by Delaware residents.

10. This Agreement contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

11. Each party hereby acknowledges and agrees that in the event of any breach of this Agreement by the Director, including, without limitation, an actual or threatened disclosure of Proprietary Information without the prior express written consent of Cardio, Cardio will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury.  Accordingly, each party hereby agrees that Cardio shall be entitled to specific performance of the Director's obligations under this Agreement, as well as such further injunctive relief as may be granted by a court of competent jurisdiction.

Director:		Cardio Diagnostics, Inc.

Signature:	/s/ Warren Hosseinion	Signature:	/s/ Meeshanthini Dogan
Print Name:	Warren Hosseinion		Meeshanthini Dogan
Title:	Director		Chief Executive Officer